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                             JAY J. SHAPIRO, C.P.A.
                           A Professional Corporation
                            16501 Ventura Boulevard
                                   Suite 650
                            Encino, California 91436
                     Tel. (818) 990-4878 Fax (818) 990-4944


July 16, 1996

Barry Witz
Chief Executive Officer
Builders Warehouse Association, Inc.
2800 28th Street, Suite 100
Santa Monica, California 90405


Dear Mr. Witz:

        This is to confirm that my firm has resigned effective this date and the client-auditor relationship between Builders Warehouse Association Inc. and Jay J. Shapiro, CPA, as professional corporation and/or The Shapiro Group has ceased.

Sincerely,

/s/ Jay J. Shapiro
- -------------------------
Jay J. Shapiro
a professional corporation

JJS:aar



cc:  Chief Accountant -- Securities & Exchange Commission
     AICPA -- SEC Practice Section